Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 13, 2012 with respect to the consolidated balance sheets of Cleveland BioLabs, Inc. (the “Company”)  and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity (deficit), comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2011, incorporated herein by reference in this Registration Statement of the Company on Form S-8 (relating to the registration of an additional 3,000,000 shares of the Company’s common stock, par value $0.005, in connection with the Second Amendment to the Cleveland BioLabs, Inc. Equity Incentive Plan).

/s/ Meaden & Moore, Ltd.

MEADEN & MOORE, LTD.
Independent Registered Public Accounting Firm

Cleveland, Ohio
June 29, 2012